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                                                                                                                          EXHIBIT 12

                                                   THE BEAR STEARNS COMPANIES INC.
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO
                                        COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                  (IN THOUSANDS, EXCEPT FOR RATIOS)

                                     (Unaudited)
                                   Six months Ended                                             Fiscal Year Ended
                           ----------------------------------------------------------------------------------------------------
                               May 31,      May 31,    November 30,    November 30,   November 30,   November 30,  November 30,
                                 2007         2006         2006            2005           2004           2003          2002
                           ------------ ------------ -------------- --------------- -------------- -------------- -------------
Earnings before taxes
  on income                $1,388,863   $1,586,552    $3,146,630    $2,207,059      $2,022,154     $1,772,269     $1,310,963
                           ----------   ----------   -----------    ----------      ----------     ----------     ----------
Add:  Fixed Charges

    Interest               4,779,793    3,257,522    7,324,254      4,141,653       1,609,019      1,400,953       1,762,580



    Interest factor
      in rents                33,443       24,829       54,699         44,723          37,143         36,038          37,735
                           ----------   ----------   -----------    ----------      ----------     ----------     ----------
  Total fixed charges      4,813,236    3,282,351    7,378,953      4,186,376       1,646,162      1,436,991       1,800,315

Earnings before fixed
  charges and taxes
  on income                $6,202,099   $4,868,903   $10,525,583    $6,393,435      $3,668,316     $3,209,260     $3,111,278
                           ==========   ==========   ===========    ==========      ==========     ==========     ==========

Preferred stock
  dividend
  requirements             $  15,951    $  16,250    $  32,729      $  36,711       $  42,214      $  48,084      $   53,142

Total combined fixed
  charges and
  preferred stock
  dividends                $4,829,187   $3,298,601   $7,411,682     $4,223,087      $1,688,376     $1,485,075     $1,853,457
                           ==========   ==========   ==========     ==========      ==========     ==========     ==========

Ratio of earnings to
  fixed charges                  1.3          1.5           1.4           1.5             2.2            2.2             1.7
                           ----------   ----------   -----------    ----------      ----------     ----------     ----------
Ratio of earnings to
  combined fixed
  charges and
  preferred stock
  dividends                      1.3          1.5           1.4           1.5             2.2            2.2             1.7
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